Pricing Supplement dated March 14, 2007 (To Prospectus dated November 16, 2006 and Prospectus Supplement dated November 16, 2006)	Rule 424(b)(2) File No. 333-138755 Cusip No.88319QL43

Textron Financial Corporation

Medium-Term Notes, Series F

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series F-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $125,000,000	Initial Interest Rate: To be determined

Agent's Discount or Commission: $173,750	Original Issue Date: March 19, 2007

Net Proceeds to Issuer: $124,826,250	Stated Maturity Date: March 19, 2010

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered:	Maximum Aggregate Offering Price (1):	Amount of Registration Fee
Medium-Term Notes, Series F due March 19, 2010	$ 125,000,000	$3,837.50
TOTAL		$3,837.50

(1) Excludes accrued interest, if any.

Interest Category

☒	Regular Floating Rate Note

☐	Floating Rate/Fixed Rate Note
Fixed Rate Commencement Date:
Fixed Interest Rate: %
☐	Inverse Floating Rate Note
☐ Fixed Interest Rate: %

Interest Rate Basis or Bases:

☐	CD Rate	☐	Federal Funds Rate	☐	Prime Rate
☐	CMT Rate	☒	LIBOR	☐	Other (see attached)
☐	Commercial Paper Rate	☐	Treasury Rate

If LIBOR:

☐	LIBOR Reuters Page
☒	LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page:
☐	Telerate Page 7051
☐	Telerate Page 7052
	☐	Weekly Average
	☐	Monthly Average

Spread (+/-): +10 bps	Maximum Interest Rate: %

Spread Multiplier: N/A	Minimum Interest Rate: %

Index Maturity: 3 month

Initial Interest Reset Date: June 19, 2007

Interest Reset Dates: Quarterly, on the 19th day of March, June, September and December

Interest Payment Dates: Quarterly, on the 19th day of March, June, September and December of each year, beginning on June 19, 2007 subject to Modified Following Business Day

Interest Determination Dates: Two London business days prior to each Interest Reset Date

Regular Record Date(s):

Calculation Agent (if other than U.S. Bank):

Day Count Convention:

☒	Actual/360 for the period from March 19, 2007 to March 19, 2010
☐	Actual/Actual for the period from _______ to _______
☐	30/360 for the period from _______ to _______

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☒	HSBC Securities (USA) Inc.
☐	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Securities Inc.
☐	Deutsche Bank Securities Inc.	☐	Other: _ _

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Agent acting in the capacity as indicated below:

☒	Agent	☐	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

Terms are not completed for certain items above because such items are not applicable.

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